Exhibit 10.18

PRIVATE AND CONFIDENTIAL Our Ref: RCDA/HY/351PTHOS Pl: SRA-1FA	Maybank Singapore Limited (UEN: 201804195C) Maybank@JurongPoint
63 Jurong West Central 3
Jurong Point Shopping Centre
#Bl-01/02, Singapore 648331
4 November 2022	Fax: +65 67901886
www.maybank2u.com.sg

Phaos Technology Pte. Ltd.
(“Borrower”)
83 Science Park Drive
#02-01 The Curie
Singapore 118258

Dear Sir / Mdm,

BANKING FACILITIES

We are pleased to offer to you (the “Borrower”) the following facilities (“‘Facilities”) on the terms and conditions stated in this Letter of Offer and the Annexes herein.

I. Facilities Overview

No.	Facility Type	Amount/ Limit		Tenure	Interest / Commission

1.	SME Working Capital Loan (“SME WCL”) under Enterprise Financing Scheme (“EFS”)	S$	500,000	5 years	7.75% p.a. commencing from the date of first disbursement

					Interest is calculated on a monthly rest basis and payable monthly in arrears

2.	Business Credit Card (“BCC”)	S$	8,000	NA	As per Maybank Business Platinum MasterCard Agreement.

	Total	S$	508,000

II. Security

The Facilities and all monies owing shall be secured by:

1.	A fresh continuing joint and several guarantee for 5$508,000 by Beh Hook Seng (NRIC No. S7171547G), Andrew Yeo Eng Sian (NRIC No. S7870417I), Wong Teck Far (Wang Defa) (NRIC No. S8032737D) and Chua Jun Hao, David (Cai Junhao, David) (NRIC No. S8107910B).

Ill. General

The availability of the Facilities is conditional upon the preparation, execution and delivery of legal documentation in form and substance satisfactory to us.

All costs and expenses whatsoever including valuation costs, inspection costs, abortive costs, audit confirmation costs and legal costs and disbursements of whatsoever nature incurred by us (including, but not limited to any costs and expenses imposed by Enterprise Singapore) shall be borne by you irrespective of whether the Facilities or the Security is proceeded with or aborted for whatever reason.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	1

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

A person who is not a party to this Letter of Offer may not enforce its terms under the Contracts (Rights of Third Parties) Act 2001 of Singapore.

We trust that the terms and conditions in this Letter of Offer and the Annexes are acceptable to you. The Annexes to this Letter of Offer form an integral part of this Letter of Offer.

Please confirm your acceptance of the arrangement herein by signing and returning to us the duplicate copy of this Letter of Offer within 14 days from the date hereof, together with a certified true extract of your Board Resolution in the form attached, after which date, this offer shall lapse unless a written request for an extension has been submitted to and agreed by us.

Yours faithfully

For and on behalf of

Maybank Singapore Limited

/s/ Christopher Toh	/s/ Aw Boon Tiong Reubens
Christopher Toh	Aw Boon Tiong Reubens
Team Manager	Business Development Manager
RSME	RSME
Community Financial Services	Community Financial Services

Enclose

(1)	Annex 1: Conditions Precedent
(2)	Annex 2: Terms and Conditions for SME Working Capital
(3)	Annex 3: Terms and Conditions for Business Credit Card
(4)	Annex 4: Additional Common Terms and Conditions for the Facilities
(5)	Annex 5: Maybank Business Platinum MasterCard Agreement
(6)	Annex 6: Terms and Conditions for Banking Facilities (Form No. MSL-113-0721)

Customer’s Initial: [ ]	Bank Officer’s Initial: []	2

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

ACCEPTANCE

To: Maybank Singapore Limited

I / We refer to your letter of offer dated 4 November 2022 and its annexes (“Letter”).

Terms defined in the Letter shall have the same meaning when used herein.

I / We hereby:

1.	Accept your offer of the Facilities on the terms and conditions stated in the Letter.

2.	Authorise you to credit/debit my/our account with the Bank/ Branch below stated for, where applicable, any fees, net loan amount, late fees, payments, installments, interest, insurance premium and/or other monies payable under the Letter and the Facilities.

My/Our account no	:	__________________________________

Bank/Branch	:	[Name of Branch]	___________________________________

My/Our solicitors are	:	[Name of law firm]	___________________________________

		[Address]	___________________________________

		[Telephone]	___________________________________

		[Facsimile]	___________________________________

		[Attention:]	___________________________________

Signed by
for and on behalf of Phaos Technology Pte. Ltd.

Date:_________________________

Company’s Rubber Stamp

Customer’s Initial: [ ]	Bank Officer’s Initial: []	3

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

SURETY CONFIRMATION

I/We refer to the Bank’s letter of offer dated 4 November 2022 (“Letter of Offer”).

I/We are aware of the facilities granted by the Bank in the Letter of Offer (“Facilities”) and I/we agree to stand as surety(ies) in accordance with the terms and conditions stated in the Letter of Offer and the security documents signed and provided by me/us (“Security Documents”). I/We understand that if the borrower named in the Letter of Offer (“Borrower”) fails to pay any amount under the Facilities granted in the Letter of Offer, the Bank has the right to require me/us to pay any outstanding amount under the Facilities, together with any interest rate charged on the Facilities and all other related costs, up to such amount as I/we have agreed to provide as security for the Facilities. I/We are aware that the Bank may require me/us to pay without taking any legal action against the Borrower or selling or otherwise disposing of any assets provided as collateral for the Facilities. In addition, I/we understand that the Bank can take legal action against me/us if I/we fail to pay the amount claimed by the Bank under the Facilities. I /We confirm that the terms of the Letter of Offer and the Security Documents have been duly explained to me/us in a language I/we understand and that I/we fully understand the said terms. I/We further confirm that I/we signed the Letter of Offer and Security Documents voluntarily and without any undue influence. I/We understand and acknowledge that it is in my/our best interests to obtain independent legal advice before standing as surety(ies) for the Borrower in respect of the Facilities.

	/s/ Beh Hook Seng		/s/ Andrew Yeo Eng Sian
Name:	Beh Hook Seng	Name:	Andrew Yeo Eng Sian
NRIC:	S7171547G	NRIC:	578704171
Date:		Date:

Name:	Wong Teck Far (Wang Defa)	Name:	Chua Jun Hao, David
{Cai Junhao, David)
NRIC:	58032737D	NRIC:	58107910B
Date:		Date:

Customer’s Initial: [ ]	Bank Officer’s Initial: []	4

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

Annex 1 - Conditions Precedent

Without limitation to any other conditions specified in the Letter of Offer, the standard terms and conditions relating to any of the Facilities and the security documents, the following terms and conditions shall be satisfied prior to the first disbursement of the Facilities:

1.	A Maybank SGD current account must be opened and maintained for the purpose of servicing the Facilities during the currency of the Facilities and for the purpose of debiting/ crediting the account with the Bank/ branch for all installments, interest, fees, other charges and expenses payable and/or any monies entitled relating to the Facilities granted.

2.	You are required to submit to us the following:

(i)	A copy of your Memorandum and Articles of Association certified as a true copy by your director/company secretary.

(ii)	A copy of your Certificate of Incorporation certified as a true copy by your director/ company secretary.

(iii)	An extract of the Board of Directors’ Resolutions/an extract of Minutes of meeting of the Directors of your company certified as true extract EITHER:·

(a)	by your director and another director/your company secretary; OR

(b)	by your company secretary,

duly authorising:

(I)	the acceptance of the Facilities upon the terms stated herein;

(II)	the appointment of an authorised signatory(ies) to execute on behalf of your company all legal documents, notices and any other documents connected with the Facilities; and

(Ill)	that in the event that any legal document, notice or other document connected with the Facilities is to be executed by your company as a deed, any director and the company secretary of your company or any one or more directors of your company be authorised to execute such legal document, notice or other document as a deed on behalf of your company in accordance with the Companies Act 1967, Singapore and/or that the Common Seal of your company be affixed to such legal document, notice or other document in accordance with your company’s Constitution.

(iv)	A copy of the NRIC of the guarantor.

(v)	The Guarantee duly executed by the Guarantor(s).

(vi)	A copy of the written approval from Enterprise Singapore of the Facilities and your participation in the Enterprise Financing Scheme.

(vii)	Any other document(s) that we may reasonably require in connection with the Facilities and the Security.

3.	All legal documentation and security documents for this Facilities in form and substance satisfactory to us and to our lawyers have been duly executed, stamped and/or registered with the relevant authority as may be necessary.

Provided that we shall have the right to waive the requirement of any document or any condition and grant and advance any amount under the Facilities at any time.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	5

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

Annex 2 -Terms and Conditions for SME Working Capital Loan

1.	Facility

SME Working Capital Loan (“SME WCL”) under Enterprise Financing Scheme (“EFS”)

2.	Purpose

The SME WCL facility is for the purpose of financing your working capital requirement.

3.	Tenure

The tenure of SME WCL facility is stated in the Facilities Overview of the Letter of Offer commencing from the date of first disbursement.

Any further request to vary the loan tenure and/or any of the terms offered herein shall be at the absolute discretion of the Bank.

4.	Fees

A non-refundable facility fee of 1.50%of the SME WCL facility amount or S$500 whichever is higher shall be chargeable and deductible from the SME WCL facility amount on the date of disbursement.

5.	Interest/ Commission

The interest rate is stated in the Facilities Overview of the Letter of Offer or such other rate as may be approved under the EFS.

The interest rate stated in this Letter of Offer may, at our absolute discretion, be reviewed from time to time and at any time, and any such review may result in the variation, increase or adjustment of the interest rate. If we revise the interest rate, we will notify you of the effective date of the revised interest rate.

Interest will be computed on a 360, 365 or 366-day basis as we may determine at our discretion.

6.	Default Interest

Default interest on such amounts payable and not paid when due or upon demand, as the case may be, and on any utilisation in excess of the approved limit shall be payable at the rate of 3.50% per annum above the rate payable for such SME WCL facility.

Default interest, compounded on such basis as may be determined by us, is subject to our review and may be amended from time to time at our absolute discretion.

7.	Availability Period

Subject to the completion of all legal documentation, legal searches and conditions precedents (where applicable) and our receipt of all relevant documents duly signed, the SME WCL facility shall be available for disbursement within 1 month from the date of acceptance of this Letter of Offer or such other extended period as we may agree at our absolute discretion, failing which, the said facility shall no longer be available and shall be cancelled.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	6

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

8.	Disbursement

The SME WCL facility may be disbursed in a single tranche during its availability period. The net loan amount to be disbursed shall be S$492,500 after deducting the facility fee.

Three (3) business days’ prior written notice must be given to us for disbursement.

9.	Repayment

The SME WCL facility is repayable by 59 monthly installments of S$10,078.48 each and a final installment of the balance amount outstanding, comprising principal and interest, or such other instalment amount(s) as we may notify you from time to time. The first monthly instalment shall commence:

(i)	on the first day of the month following the first disbursement date of the said facility if such disbursement date falls on/before the 10th day of the month; or

(ii)	on the first day of the second month following the first disbursement date of the said facility if such disbursement date falls after the 10th day of the month (with interest only being debited to your account on the first day of the month following the first disbursement), and thereafter on the corresponding day of each subsequent month.

Monthly installments shall be payable on the 1st day of each calendar month and payment shall be made in S$.

10,	Prepayment

Partial prepayment is allowed in full or in multiples of S$5,000, upon giving us not less than 7 business days’ prior written notice.

Amounts prepaid will be applied towards reduction of the monthly installments and may not thereafter be redrawn or re-borrowed.

Any prepayment shall be made together with accrued interest on the amount prepaid and any applicable costs and charges applicable thereto.

11.	Indemnity

You shall indemnify us and hold us harmless from and against any losses, costs, charges or expenses, whatsoever, legal or otherwise, which we may sustain, suffer or incur as a consequence of any event of default in respect of the non-payment of the principal amount of the SME WCL facility, or any portion thereof, or any interests/commissions/charges accrued thereon, or any other amounts payable thereunder, including but not limited to such amount as we may certify (such certification being accompanied by the basis and calculation thereof and being conclusive and binding upon you, save for manifest error) as being necessary to compensate us for (i) any actual loss of interests/commissions/charges incurred on account of such default from the date of such default to the date of payment of the amount in default, and (ii) any interests/commissions/charges or fees paid or payable on account of any funds borrowed in order to maintain any unpaid amount except to the extent that such interests/commissions/charges or fees are recovered under other provisions of this Letter of Offer.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	7

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

12.	General Conditions for SME Working Capital Loan

(i)	This offer is subject to the terms and conditions as may be approved and/or specified from time to time by Enterprise Singapore in its absolute discretion under the EFS.

(ii)	The purpose of SME WCL facility offered herein shall only be used for working capital requirement. For avoidance of doubt, this means that it shall only be used for business operations and to meet the financial obligations of the company, that is, to pay your short-term expenses, including but not limited to inventory, payments of short-term debt and other day-to-day expenses, to ensure smooth business operations. You hereby declare and confirm that:

(A)	you shall not use the facility for purposes other than those mentioned or allowed in paragraph (ii) above; and

(B)	you shall ensure that (unless otherwise agreed by us in writing) the proceeds available from the SME WCL facility are not and will not be used for repayment of any existing loans (commercial, ESG or otherwise), including any shareholder loans, inter-company loans or bank loans or for non-business purposes, including speculative punting on equities, bonds, other investment products and the like, or purchase of personal assets such as cars and properties etc; and

(C)	should you intend or have intended to use any proceed of the SME WCL facility for repayment of any existing loans (commercial, ESG or otherwise), you have or would have informed us of the said intention at the point of your application for the SME WCL facility.

(iii)	You shall at all times comply with all terms and conditions of or relating to the EFS as may be determined from time to time by Enterprise Singapore in its absolute discretion.

(iv)	You shall at all times ensure that you meet the eligibility criteria (including those on shareholdings, ownership and turnover) as specified from time to time by Enterprise Singapore under the EFS (“ESG Eligibility Criteria”).

You shall promptly inform us of:

a)	any change in your ownership (beneficial or legal).
b)	any material change in your conditions (financial or otherwise) from the time of application for SME WCL facility.
c)	any change, circumstance or proposed action that may result in the changes referred to above or that may result in you not meeting the ESG Eligibility Criteria.
d)	in any of the above events, we reserve the right to call for full repayment of the SME WCL facility and in such event all moneys and interest payable to us under the Letter of Offer shall immediately become due and payable.

(v)	The SME WCL facility offered herein is approved by us under the EFS and is subject to Enterprise Singapore’s rights to reject your continued participation in the EFS at any time.

In the event that your continued participation in the EFS is rejected by Enterprise Singapore, this offer herein shall lapse, and:

(a)	where the SME WCL facility have been either fully or partially drawn down, you shall on demand refund any amount disbursed under the SME WCL facility together with interest compounded on a monthly basis and any other costs and expenses (including but not limited to legal costs on an indemnity basis) incurred by Enterprise Singapore and/or us in recovering the aforesaid amount; and/or

(b)	we may, at our absolute discretion, offer to you a facility outside of the EFS on such terms and conditions as we may determine.

(vi)	You irrevocably consent to us and our officers disclosing to Enterprise Singapore information and records relating to the SME WCL facility granted hereunder and your application therefor, and your facilities and account(s) with us.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	8

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

Annex 3 - Terms and Conditions for Business Credit Card

1.	Facility

Business Credit Card (“BCC”)

2.	Purpose

Business related credit card transactions through the use of the credit card in accordance with the terms and conditions set out in the Maybank Business Platinum MasterCard Agreement.

3.	Fees

The BCC is free for 5 years, after which, an annual fee of S$180 per card per annum is chargeable as long as the BCC is being made available to you.

4.	Interest Rate

The interest rate stated in this Letter of Offer may, at our absolute discretion, be reviewed from time to time and at any time, and any such review may result in the variation, increase or adjustment of the interest rate. If we revise the interest rate, we will notify you of the effective date of the revised interest rate.

Interest will be computed on a 360, 365 or 366-day basis as we may determine at our discretion.

5.	Default Interest

At such rate(s) per annum as may be stipulated in Maybank Business Platinum MasterCard Agreement

6.	General Conditions for Business Credit Card

Maybank Business Platinum MasterCard Agreement annexed hereto shall apply to the BCC. In the event of any inconsistency between the terms in the Letter of Offer and the Annexes and that set out in the Maybank Business Platinum MasterCard Agreement, the terms in the Maybank Business Platinum MasterCard Agreement shall prevail.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	9

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

Annex 4: Additional Common Terms and Conditions for the Facilities

1.	Availability of Facilities and Funds

The Facilities are granted and may be availed to you subject to the availability of funds.

2.	Utilisation

All Facilities granted in Singapore Dollars shall, unless otherwise agreed to by us, be utilised only in Singapore.

You shall request for utilisation of the relevant Facilities on our prescribed documents and/or forms.

3.	Opening and Maintaining an Operating Account

You shall open and maintain a Maybank SGD current account (the “Account”) with us for the purposes of your banking transactions for so long as any sum remains owing or unpaid under the Facilities. You will:

(i)	utilise the services provided by us in connection with the Account and conduct your banking transactions through us using the Account; and

(ii)	channel a proportionate amount of your cash management activities and banking transactions (such as transactions pursuant to treasury requirements, payments and collections, trade collections and export letters of credit), and the cash balances that come with it, to us.

The volume of your banking transactions and cash management activities shall commensurate with the amount of Facilities granted.

4.	Facility Variations Request

Any future request to vary the terms (which includes the conversion or variation of interest rate) of the Facilities within the tenure after your acceptance of this Letter of Offer shall be subject to the Bank’s administrative charges or such other fees as the Bank may specify from time to time.

This clause does not apply to Facilities granted under EFS unless Enterprise Singapore consents to the Bank imposing such charges or fees.

5.	Custodian Fee

An administrative fee of S$500 (prevailing GST will be levied) per annum is payable to us for every title deed that the Bank is safe-keeping for fully repaid facilities. The administrative fee will be deducted from your bank account(s) on an annual basis and/or payable by you upon collection of the title deed(s) from the Bank for discharging of the charge.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	10

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

6.	Submission of Annual Audited/ Certified Financial Statements

You are required to submit to us your annual audited/certified financial statements every year immediately after issuance but in any case not later than 6 months after the close of your financial year. Without prejudice to any other rights and powers of the Bank, we shall at liberty suspend or cancel the Facilities granted by us to you if your annual audited/certified financial statements are not submitted within the stipulated period.

7.	Legal Searches

The Facilities granted are subject to us being satisfied with the result of our winding-up, bankruptcy, causebook searches, title, property searches and all other searches and requisitions (where applicable), as we deem necessary. In the event any of these searches are unsatisfactory, we shall be entitled to cancel, recall or review the Facilities.

8.	Representations, Warranties and Undertakings

Without limitation to any other representations and warranties specified elsewhere, this offer is subject to your representing and warranting to us that:

(i)	there are no proceedings pending before any court or to your knowledge threatened against or affecting you and no proceedings are before any government agency or administrative body pending to your knowledge threatened against you which adversely affect your financial condition or your ability to pay, when due, the principal of and interest on the Facilities and any other sums that may become due and owing hereunder and to the best of your knowledge and belief, you have complied with all applicable statutes and regulations made thereunder and with the requirements of all government authorities having jurisdiction over you;

(ii)	there are no material adverse changes in your or any surety’s circumstances or in the value of the security or any other factors materially affecting the Facilities. You shall also warrant to inform us promptly in the event of such changes.

Each of the representations and warranties contained in this paragraph shall survive this Letter of Offer and the utilisation of the Facilities.

9.	Change in ownership and/or financial conditions

You shall promptly inform us of any material change in the ownership or the conditions (financial or otherwise) of your company or your firm (whether a sole proprietorship, partnership, limited partnership, limited liability partnership or otherwise), and in the event of such changes, we reserve the right to call for full immediate repayment of some or all the Facilities.

10.	Changes in Constitution

The mortgage of the property and/or any security mortgaged, charged or pledged to us or over which we have a lien or right of set-off or otherwise howsoever taken from time to time by us as security (“the securities”) shall continue to be binding and enforceable notwithstanding any change in your or your surety’s constitution, if a corporation, whether by amalgamation, consolidation, reconstruction or otherwise, and if a firm (whether a sole proprietorship, partnership, limited partnership, limited liability partnership or otherwise) whether by death, insanity, retirement, expulsion, admission of or any change in your owner(s), partner(s) or otherwise and notwithstanding that the firm no longer carries on business or that the owner of the securities or any of the partners named in the securities ceases to be the owner or a partner of the firm or by any change howsoever in its constitution.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	11

MAYBANK SINGAPORE LIMITED	Phaos Technology Pte. Ltd.
Ref: RCDA/HY/351PTHOS

11.	Taxes

Any goods and services tax or other levies now or hereafter imposed by law or required to be paid in respect of any monies payable to or to be received by us or any expenses to be incurred by us shall (except to the extent prohibited by law) be borne by you.

12.	Expenses

All costs and expenses whatsoever including valuation costs, inspection costs, abortive costs, audit confirmation costs and legal costs and disbursements of whatsoever nature incurred by us (including, but not limited to any costs and expenses imposed by Enterprise Singapore) shall be borne by you irrespective of whether the Facilities or the Security is proceeded with or aborted for whatever reason. All costs and expenses including legal costs and expenses incurred by Enterprise Singapore and us in enforcing the payment of monies owing in respect of the Facilities and/or the Security shall be payable by you on a full indemnity basis.

13.	Right of Debit

We shall be entitled to debit your account for, where applicable, any facility fees, annual fees, late fees, monthly installment due for the Facilities, interest and/or other monies payable.

14.	Review

Notwithstanding anything to the contrary contained herein, we may at our absolute discretion from time to time review and without prior notice, vary, decrease, restructure, withdraw, cancel and/or recall the Facilities or any part thereof and/or require all or part of the monies outstanding under the Facilities to be repaid.

15.	Opportunity to Bid and Right to Match

In the event that you or any of your subsidiaries plan for listing or require any other investment banking services, we shall be informed of such requirements and we or our affiliate shall be given the opportunity to provide a bid, and to match the best offer, for the provision of advice on the listing or the investment banking services required.

16.	Currency Indemnity

Any amount received or recovered by us in respect of any sum expressed to be due to us from you under this Letter of Offer and/or the security documents for the Facilities (“Security Documents”) in a currency other than Singapore Dollars, whether as a result of, or the enforcement of, a judgement or order of a court or tribunal of any jurisdiction, shall only constitute a discharge to you to the extent of the amount in Singapore Dollars which we are able, in accordance with our usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that amount in the Singapore Dollars is less than the amount in Singapore Dollars due to us under this Letter and/or the Security Documents, you shall indemnify us against any loss sustained by us in that event. In any event, you shall indemnify us against the cost of making any such purchase.

17.	Pari-Passu

All such unsecured and/or unsubordinated obligations and/or liabilities under all such existing facilities stipulated in the previous Letter(s) of Offer shall rank ahead of, or otherwise at least pari-passu in all respects with, all other present and/or future obligations and liabilities under the EFS administered by Enterprise Singapore and/or all such other insurers/underwriters where applicable.

18.	Terms and Conditions

The Terms and Conditions for Banking Facilities attached hereto (Form No. MSL-113-0721) and any other standard terms and conditions relating to any of the Facilities shall apply. In the event of any inconsistency between the terms in the Letter of Offer and the Annexes and that set out in the Terms and Conditions for Banking Facilities and/ or any other standard terms and conditions relating to any of the Facilities, the terms in the Letter of Offer and the Annexes shall apply.

Customer’s Initial: [ ]	Bank Officer’s Initial: []	12